SECOND AMENDED AND RESTATED
                         MANAGEMENT INCENTIVE AGREEMENT

	This Second Amended and Restated Management Incentive Agreement (the "Agreement") has been made and entered into effective as of the 1st day of January, 1998, by and between Harrisonville Heights, L.P., a Missouri limited partnership (the "Partnership") and Fairway Management, Inc., a Missouri corporation (the "Management Agent"). This Agreement amends and restates in its entirety the Amended and Restated Management Incentive Agreement dated effective as of October 1, 1996 previously entered into between the Partnership and the Management Agent.

	For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Partnership and the Management Agent agree as follows:

(1) Definitions: As used in this Agreement, the following terms shall have the following meanings:

 "Annual Incentive Amount" means the amount of Eleven
Thousand Eight Hundred Forty-Six Dollars and Fifty Cents
($11,846.50) for each Measurement Year.

 "Apartment Complex" means the multi-family housing project owned by the Partnership which is located in Harrisonville, Cass
County, Missouri and which is known as "Harrisonville Heights
Apartments."

 "Base Fee" means the fees and compensation payable to the Management Agent pursuant to the Management Agreement on a monthly basis.

 "Class Limited Partner" means Boston Capital Corporate Tax
Credit Fund V, A Limited Partnership, a Massachusetts limited partnership.

 "Class B Limited Partner" means Boston Capital Tax Credit
Fund IV L.P., a Delaware limited partnership, specifically
Series 27 thereof.

 "Code" means the Internal Revenue Code of 1986, as amended from time to time, and the regulations (permanent and temporary) issued thereunder. References herein to any Code Section shall include any successor provisions.

 "Compliance Period" means the fifteen-year period defined in
Section 42(i) of the Code as in effect at the time the Apartment
Complex is placed in service.

 "Credit Period" has the meaning given to it in Section
42(f)(1) of the Code.

 "Escrow Agent" means Boone County National Bank, a Missouri banking corporation, whose address is 720 East Broadway, Columbia, Missouri 65201, and its duly appointed successors.

 "Escrow Agreement" means the Second Amended and Restated
Escrow Agreement by and among the Partnership, the Management
Agent, the Class A Limited Partner and the Escrow Agent.

 "Escrowed Funds" means the sum of One Hundred Eighteen
Thousand Four Hundred Sixty-Five Dollars ($118,465) which is to be deposited by the Class A Limited Partner with the Escrow Agent and which shall be disbursed in the manner specified in this Agreement and in the Escrow Agreement.

 "Fiscal Year" means the calendar year (January 1 through December 31).

 "General Partner" means Jeffrey E. Smith Partnerships, L.C., a Missouri limited liability company.

 "Investment Limited Partners" means the Class A Limited
Partner and the Class B Limited Partner.

 "Management Agreement" means the agreement entered into or to be entered into by and between the Management Agent and the Partnership concerning the management of the Apartment Complex on a day to day basis.

 "Management Incentive Fee" means the Annual Incentive
Amount, plus interest accrued thereon (if any), conditionally payable to the Management Agent for each of the Measurement Years of the Compliance Period.

 "Measurement Year" means the twelve-month period commencing with the fifth anniversary of the date the Apartment Complex is placed in service (or the sixth anniversary of the date the Apartment Complex is placed in service in the event the first day of the year of the Credit Period which is applicable to any building in the Apartment Complex is deferred until the year after the year in which such building is placed in service), and each twelve-month period subsequent thereto with the first day of each such twelve-month period being the anniversary of the date the Apartment Complex is placed in service, through and including the twelve-month period with or within which the Compliance Period ends.

 "Minimum Set-Aside Test" means the set aside test selected by the Partnership pursuant to Section 42(g) of the Code whereby at least 40% of the units in the Apartment Complex must be occupied by individuals with incomes equal to 60% or less of area median income, as adjusted for family size.

 "Missouri Limited Partner" means Missouri Affordable Housing
Fund VI, L.P., a Missouri limited partnership.

 "Non-Accrual Period" means the five-year period commencing with the date the Apartment Complex is placed in service, or the six-year period commencing with the date the Apartment Complex is placed in service in the event the first day of the year of the Credit Period which is applicable to any building in the Apartment Complex is deferred until the year after the year in which such building is placed in service, during which period the Management Agent will not accrue any rights to payment of the Management Incentive Fee other than accrued interest thereon.

 "Occupancy Ratio" means the percentage of occupancy of the apartment units in the Apartment Complex as compared to the maximum theoretically possible occupancy, determined annually. The maximum theoretical occupancy shall be 100%, and the occupancy of the Apartment Complex at any point in time shall be determined by dividing the total number of apartment units in the Apartment Complex available for rental by the number of apartment units then occupied by tenants obligated to pay rent under arrangements which meet the Minimum Set-Aside Test and the Rent Restriction Test and are consistent with the duties and obligations of the General Partner set forth in Section 6.5(b) of the Partnership Agreement. Apartment units in the Apartment Complex available for rental at any given time shall not include
(i) any apartment units damaged or destroyed by fire, flood or other casualty or natural disaster if such apartment units are being expeditiously restored within a reasonable time period, or
(ii) any apartment units unavailable due to governmental agency action outside of the control of the Management Agent if such apartment units are being expeditiously made to conform to the requirements of the applicable government agency so as to permit occupancy within a reasonable time period.

 "Parties" means the Partnership and the Management Agent

 "Partnership Agreement" means the Second Amended and
Restated Agreement of Limited Partnership of the Partnership dated effective as of January 1, 1998, by and among the General
Partner, the Missouri Limited Partner, the Special Limited
Partner and the Investment Limited Partners.

 "Rent Restriction Test" means the test pursuant to Section
42 of the Code whereby the gross rents charged to tenants of the low-income units in the Apartment Complex may not exceed 30% of the qualifying income levels.

 "Special Limited Partner" means BCCC, Inc., a Massachusetts corporation.

(2) Recitals of Pertinent Facts: This Agreement has been entered into in view of the following facts which the Parties believe are true, to wit:

(a) The Partnership was formed to own the Apartment
Complex.  The Partnership is governed by the Partnership
Agreement, the General Partner is the general partner of the Partnership, and the current limited partners of the Partnership are the Missouri Limited Partner, the Special Limited Partner and the Investment Limited Partners.

(b) The Apartment Complex is low-income multi-family housing project located in Harrisonville, Cass County, Missouri. The Apartment Complex has been developed and will be operated in such a manner as to make it eligible for certain favorable tax treatment, including state and federal income tax credits pursuant to the Code and the Revenue Laws of the State of Missouri. However, the Apartment Complex must be managed and operated in a manner so as to continually qualify as a "low-income housing project" under the Code and under said revenue laws during the Compliance Period. The Partnership desires to assure the compliance of the Apartment Complex with all pertinent laws governing said income tax credits during the Compliance Period.

(c) The Management Agent is experienced in providing management services to low-income housing projects similar to the Apartment Complex. The Management Agent is willing to provide management services to the Apartment Complex, but desires to receive compensation for extraordinary services rendered with respect to the Apartment Complex which are above and beyond those for which provisions are made in the Management Agreement.

(d) The fees payable pursuant to this Agreement will be in addition to the Base Fee. However, the fees payable pursuant to this Agreement will be payable by the Partnership from the Escrowed Funds (and interest accrued thereon), and shall not be paid out of operating revenues of the Apartment Complex.

(3) Payment of the Annual Incentive Amount: At anytime after the close of a Measurement Year, the Management Agent may certify to the Partnership, the Class A Limited Partner and the Escrow Agent, in the form of a written payment certification (the "Annual Payment Certification"), that the Management Agent has earned the Annual Incentive Amount for a Measurement Year. Both the Partnership and the Class A Limited Partner (or either of them) shall have the right to dispute such Annual Payment Certification and to notify the Escrow Agent in writing that the Class A Limited Partner and/or the Partnership does not believe that the Management Agent has earned the Annual Incentive Amount for said Measurement Year. However, in the event that both the Class A Limited Partner and/or the Partnership fail to dispute or otherwise protest the certifications in the Annual Payment Certification within ten (10) business days of the date of receipt of said Annual Payment Certification from the Management Agent, then as soon as possible after the expiration of said ten
(10) business day period, the Partnership and the Class A Limited Partner shall be deemed to have instructed the Escrow Agent to distribute to the Management Agent from the Escrowed Funds an amount equal to the Annual Incentive Amount, plus all accrued interest on the Escrowed Funds at the time of each such disbursement. If the Annual Incentive Amount has not been determined to have been earned by the Management Agent pursuant to the terms of this Agreement for that Measurement Year in the opinion of either the Partnership or the Class A Limited Partner, then the Escrow Agent shall not disburse any Escrowed Funds until receiving written instructions from both the Class A Limited Partner and the Partnership to do so. The Class A Limited Partner agrees to deposit in a separate escrow account funds sufficient to fund the Annual Incentive Amount for each of the ten Measurement Years pursuant to paragraph 5 of this Agreement. Said funds (and the interest accrued thereon) shall be held subject to the Escrow Agreement for the purposes set forth in the Partnership Agreement and this Agreement, including the payment by the Partnership to the Management Agent of that portion of the Management Incentive Fee earned by the Management Agent during that period of time during which the Management Agent manages the day-to-day operations of the Apartment Complex.

(4) Supplemental Agreement: This Agreement is supplemental to the Management Agreement and it will not amend, modify or replace in any manner the terms and conditions of the Management Agreement. Instead, the purpose of this Agreement is to set forth such additional parameters, duties, and obligations of the Management Agent and to provide for a method of compensating the Management Agent from the Partnership's capital for extraordinary services in managing the Apartment Complex during the Compliance Period.

(5) Escrow Agreement: The Class A Limited Partner shall deposit the Escrowed Funds with the Escrow Agent at the time set forth in the Escrow Agreement. The Escrow Agent named in the Escrow Agreement shall hold and disburse the Escrowed Funds pursuant to the terms of the Escrow Agreement, the Partnership Agreement and this Agreement. The Escrow Agent has agreed to invest the Escrowed Funds in an interest-bearing account and to hold and disburse the Escrowed Funds pursuant to the terms of the Escrow Agreement, the Partnership Agreement and this Agreement. The terms and conditions of the Escrow Agreement are incorporated herein by reference.

(6) Accrual of Rights to Management Incentive Fee: The Partnership and the Management Agent agree that the Management Agent must provide the additional management services described in paragraph 7 of this Agreement, in addition to fulfilling those terms and obligations set forth in the Management Agreement, in order to be entitled to receive the Management Incentive Fee.
The Management Agent shall not accrue any rights to a Management Incentive Fee during the Non-Accrual Period. If for any reason the Management Agent ceases to manage the day-to-day operations of the Apartment Complex during the term of this Agreement and before all Annual Incentive Amounts have been paid to the Management Agent, then the Management Agent shall forfeit all rights to receive any unpaid portions of the Management Incentive Fee referred to in this Agreement, and in this regard, each year's Annual Incentive Amount shall not be deemed earned until the last day of the Measurement Year to which said payment relates. Furthermore:

(a) Notwithstanding the fact that the Annual Incentive
Amount payments which are payable to the Management Agent pursuant to this Agreement will not commence until after the Non-Accrual Period, all accrued interest on the Escrowed Funds held during the Non-Accrual Period shall be paid at the end of each Fiscal Year of the Non-Accrual Period to the Management Agent, and such interest shall be reported for federal and state income tax purposes as income to the Management Agent at the end of each such Fiscal Year for so long as the Management Agent manages the Apartment Complex pursuant to the Management Agreement. The Management Agent's right to receive such interest shall terminate contemporaneously with the termination of this Agreement.

(b) If the Management Agent continues to manage the Apartment Complex and in addition thereto complies with and performs the additional services specified in paragraph 7 of this Agreement throughout a Measurement Year, then the Management Agent shall be entitled to accrue and be paid an amount not to exceed the Annual Incentive Amount, plus all then accrued interest on the Escrowed Funds, as of the last day of such Measurement Year.

(c) If for any reason the Management Agent ceases to manage the day-to-day operations of the Apartment Complex prior to the end of the Compliance Period, then only that portion of the Management Incentive Fee which shall have been earned by the Management Agent at the time the Management Agent ceases to manage the day-to-day operations of the Apartment Complex shall be payable to the Management Agent. Furthermore, if in any Measurement Year during which the Management Agent is managing the day-to-day operations of the Apartment Complex the Management Agent does not fulfill each of the criteria set forth in paragraph 7 below, then the Management Agent shall not receive the Management Incentive Fee amount for that Measurement Year and the Annual Incentive Amount which would have been applied to fund the Management Incentive Fee for such Measurement Year shall not be paid to the Management Agent, but, instead, shall be disbursed to the Class A Limited Partner by the Escrow Agent, together with the accrued but unpaid interest on the Escrowed Funds, from the Escrowed Funds of the Class A Limited Partner held pursuant to the terms of the Escrow Agreement.

(d) Interest which accrues on the Escrowed Funds during all periods of time in which this Agreement is in effect shall be reported to the Internal Revenue Service by the Escrow Agent under the federal taxpayer identification number of the Management Agent. However, in the event that in any year such accrued interest is actually paid to the Class A Limited Partner, then the Escrow Agent shall report to the Internal Revenue Service the amount of any such interest actually paid to the Class A Limited Partner from the Escrowed Funds as interest income earned by the Class A Limited Partner and not the Management Agent. Until the termination of the Management Agent's management of the Apartment Complex, interest which accrues on the Escrowed Funds during the Non-Accrual Period shall be paid at the end of each Fiscal Year pursuant to the provisions of subparagraph (a) above, and interest which accrues on the Escrowed Funds during each Measurement Year shall be paid on the last day of such Measurement Year pursuant to the provisions of subparagraph (b) above.

(7) Management Criteria: The Management Incentive Fee payable pursuant to this Agreement shall not be paid to the Management Agent as to any Measurement Year unless the Management
Agent, in such Measurement Year, satisfies each of the following, to wit:

(a) The Partnership must have paid during such Measurement
Year the guaranteed portion of the "Asset Management Fee" (as such term is defined in the Partnership Agreement) for each Fiscal Year all or part of which is included in such Measurement Year, and such fee shall have been paid for each Fiscal Year all or part of which is included in such Measurement Year.

(b) Operating revenues of the Partnership for such Measurement Year shall have been applied to fund any required annual payments to reserve accounts specified under the Management Agreement, the Partnership Agreement or any other
"Project Document" (as such term is defined in the Partnership
Agreement).

(c) There shall have been (i) successful completion of all Apartment Complex maintenance inspections required by any Lender or government agency, and (ii) completion of all required
Apartment Complex maintenance.

(d) There must be timely filing of all compliance reports required by any state or federal government agencies having jurisdiction over the Apartment Complex; provided, however, that in the event that any such report is not timely filed as a result of the failure of such agency to effectively provide notice of the nature, form, content or timing of a required report, the Management Agent shall have a reasonable time following any notice to the Partnership by such agency to cure such failure, provided that such a cure is permitted by such agency without penalty upon the Apartment Complex or the Partnership.

(e) The average Occupancy Ratio for the Apartment Complex during the Measurement Year must equal or exceed 85%, or if such occupancy is less than 85%, then the average Occupancy Ratio must equal or exceed the average Occupancy Ratio for similar apartment developments in the same geographical area as the Apartment Complex during said Measurement Year.

 For purposes of this paragraph 7, operating revenues shall be deemed to include rents, interest and other amounts actually received by the Partnership in the ordinary course of business, and insurance, casualty or other payments actually received by the Partnership as a result of casualty, natural disaster, condemnation or other business interruption. Also, for purposes of this paragraph 7, subordinated loans may be applied to fund items otherwise required to be funded by operating revenues pursuant to paragraph (a) through (c) above.

(8) Effect: This Agreement shall be effective as of the date first written above, and shall remain in effect so long as the Management Agreement, or any extension, renewal or substitute thereof shall be in effect during the Compliance Period; provided, however, that in no event shall this Agreement be interpreted to provide for more than ten (10) Measurement Years. The Management Incentive Fee shall be payable to the Management Agent or any successor or assign of the Management Agent; provided, the Management Incentive Fee shall only be paid to that person or entity responsible for the management of the day-to-day operations of the Apartment Complex, and then only if the criteria for such payment as set forth in paragraph 7. above is met.

(9) Governing Law: This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Missouri.

(10) Counterparts: This Agreement may be executed in multiple counterparts, each of which shall be considered an original and all of which taken together shall constitute one and the same instrument.

	IN WITNESS WHEREOF, the parties have set their hands effective as of the date first above written.

PARTNERSHIP:                          MANAGEMENT AGENT:

HARRISONVILLE HEIGHTS, L.P.           FAIRWAY MANAGEMENT, INC.

By:	Jeffrey E. Smith Partnerships,    /s/Patt Bess
    L.C., its General Partner         Pat Bess, Vice President


By: /s/Patt Bess
    Pat Bess, Vice President